Exhibit 10.3

GUARANTY AGREEMENT

GUARANTY AGREEMENT (the “Guaranty”) dated as of December 29, 2010 (the “Signing Date or Closing Date”) by and between each of John Pink and Alan Sweeney (each of whom shall be individually referred to as “Seller” and collectively as the “Sellers”), and Castovilla Energy, Inc., a wholly-owned subsidiary of Blue Earth, Inc., a Nevada corporation and Blue Earth Energy Management Services, Inc. (“BE”) (collectively, the “Buyer”).

W I T N E S S E T H:

WHEREAS, Buyer has agreed to purchase all of the assets of Humitech of North California, LLC, pursuant to an Asset Purchase Agreement dated as of December 29, 2010 (the “APA”) and all of the capital stock of Castrovilla, Inc. from the Sellers in a merger transaction pursuant to an Agreement and Plan of Reorganization dated as of December 29, 2010 (the “Plan”) by and among the Sellers, Castrovilla, Inc., and Buyer for an aggregate purchase price of $2,150,000 (the “Purchase Price”);

WHEREAS, pursuant to the terms and conditions of the Plan, upon the Closing Date, John Pink shall become President and a Director of Castrovilla Energy, Inc.  Mr. Pink shall be responsible for the daily operations of the Buyer in accordance with the budget prepared by Mr. Pink;

WHEREAS, pursuant to Section 3(a)(ii) of the APA, Buyer will issue to the Sellers Two Hundred Sixty-Seven Thousand Eight Hundred and Fifty Seven (267,857) shares of the Common Stock of buyer (the “BE Shares”), the net proceeds from the sale of which shall be credited against the Purchase Price;

WHEREAS, pursuant to Section 3(b) of the Plan, Buyer will issue to the Sellers 922,619 BE Shares, the net proceeds from the sale of which shall be credited against the Purchase Price;

WHEREAS, pursuant to Section 3(b) of the APA, and Section 3(c) of the Plan, the Sellers have entered into a Lock-Up Agreement (the “Lock-Up”) pursuant to which they have agreed that they shall not sell, transfer or otherwise dispose of the BE shares except as specified in the Lock-UP; and

WHEREAS, pursuant to Section 3(c) of the APA, and Section 3(d) of the Plan, Buyer has guaranteed the Purchase Price by guaranteeing the Net Proceeds (as defined below) from the sale of the BE Shares when sold pursuant to the Lock-Up.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Guaranty, the parties hereto hereby agree as follows:

Section 1.

(a)           The BE Shares, if sold pursuant to the Lock-Up, shall have Guaranteed Net Proceeds (defined as gross sales price less customary sales commissions) of no less than $1.68 per share (the “Guaranteed Price/Share”).

(b)           In consideration of the guaranty granted hereto, each of the Sellers hereby agrees that Net Proceeds from all sales of BE Shares at a net price per share greater than $3.36 per share shall be shared equally between Sellers (50%) and Buyer (50%).  In the event that the Company’s net income during any of three fiscal years in the Lock-Up period is below the agreed to budgeted amounts set forth in Schedule A attached hereto, the $1.68 per share Guaranteed price/Share shall be decreased by the same percentage that EBITDA is below the targeted EBITDA set forth on Schedule A.  The decrease, if any, shall only apply for the shares sold during the years that EBITDA falls below the targeted EBITDA.  The targeted amount set forth on Schedule A may be reduced if a majority of the Board of Directors agree on budget changes which require an acceleration of expenses thereby affecting a current year’s budgeted EBITDA.

Section 2.

(a)           The Net Proceeds shall be determined on a monthly basis according to Buyer’s fiscal calendar.

(b)           For purposes of this Guaranty a Shortfall is defined as: (i) sales of BE Shares pursuant to the Lock-Up made at prices per Share that are lower than the Guaranteed Price/Share, or (ii) if Sellers are unable to sell the BE Shares in the amounts set forth in paragraph 1(a) of the Lock-Up, in the manner set forth in Section 1(b) of the Lock-Up then a Shortfall shall equal the Guaranteed Price/Share.  Buyer shall pay to each of the Sellers fifty percent (50%) of the Shortfall in cash and fifty percent (50%) by Buyer’s issuance to Sellers of additional restricted BE Shares or any combination thereof at the sole discretion of the Buyer, for any Shortfalls in the Guaranteed Net Proceeds resulting from their individual sales of the BE Shares, equal to the last ten (10) day trading average (the “Market Price”) of the closing last trade of BE shares of the month in which such Shortfall occurred.  Any cash payment or issuance of BE Shares shall be made on or before the last business day of the month following the Shortfall.  Any shortfalls shall be calculated on a cumulative basis such that any Shortfalls in the Guaranteed Price/Share shall be offset against any surplus (see Section 2(c) below) in the Guaranteed Price/Share.  By way of example, in month one if the Market Price is $1.65 per share the $.03 per share Shortfall in the Guaranteed Price/Share shall be paid in cash or stock by the fifteenth day of month two.  If in month two the Guaranteed Net Proceeds are greater than $1.68 per share, but less than $3.36 per share, there is no Shortfall or Surplus (as defined below), however, the excess above $1.68 per share is carried over to month three.  Therefore, if in month three there is a Shortfall, the amount in excess of the Guaranteed Price/Share, which was carried over for month two, is credited against the Shortfall in month three and any remaining excess is carried forward on a cumulative basis until it is used up.  Any additional BE Shares issued to Sellers pursuant to this Section shall be subject to the terms and conditions of the Lock-Up Agreement.  In the event a Shortfall results from Seller’s inability to sell BE Shares as set forth in this Section, Buyer may take possession of said unsold BE Shares for that particular fiscal quarter, or at Buyer’s discretion, Seller may retain said BE Shares, and any resulting Shortfall or surplus shall be addressed in accordance with the terms of this Agreement.

(c)           To the extent that sales of BE Shares pursuant to the Lock-Up are made at prices per Share that are greater than the Guaranteed Price/Share (a “Surplus”), each of the Sellers shall pay to BE fifty percent (50%) of the surplus in cash and fifty percent (50%) in BE Shares, or any combination thereof at the sole discretion of the Sellers for any surplus in the Guaranteed Net Proceeds resulting from their individual sales of the BE Shares calculated at market Price (as defined above); provided, however, that any excess above the guaranteed Price/Share shall be offset against any Shortfalls in the Guaranteed Price/Share.

(d)           Sellers shall prepare and deliver to Buyer within two weeks of the end of each month a cumulative statement, supported by documentation reflecting all sales of BE Shares by each of them during such month, if not previously provided and stating the amount to be paid by Buyer to each of them pursuant to the terms of this Guaranty or the amount to be paid by each of them to Buyer pursuant to the terms of this guarantee.  The Sellers have full responsibility in coordinating their prorated daily sales of BE shares to remain in compliance with the terms and conditions of this Agreement and the Lock-Up.  BBLU shall provide to Stockholders, at BBLU’s sole cost and expense, the services of BBLU’s legal counsel to advise and prepare all such documents and filings as may be necessary to allow Stockholders to comply with the requirements of the Exchange Act.

(e)           In the event that any of the Sellers offers, sells, transfers or otherwise disposes of the BE Shares in violation of the Lock-up, without the prior written consent of buyer (i) the guaranty shall not apply to the Net Proceeds received from such sale and the Guaranty shall from that time be null and void, and (ii) all net proceeds in excess of $1.68 per share from the sale of all BE Shares by such individual, regardless of whether such proceeds derive from sales made prior to, concurrent with or subsequent to such event of default, shall be paid to Buyer.

Section 3.                      Subject to Section 6 hereunder, this Agreement shall inure to the benefit of and be binding upon Buyer, its successors and assigns, and upon the Sellers, their heirs, executors, administrators, legatees and representatives.

Section 4.                      Should any part of this Guaranty, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Guaranty had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Guaranty without including therein any portion which may for any reason be declared invalid.

Section 5.                      This Guaranty shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

Section 6.                      This Guaranty and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignment in violation thereof shall be null and void.

Section 7.

(a)           All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand, recognized national overnight courier or by deposit in the United States Mail postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the address set forth below:

If to the Sellers to:

John Pink
253 Polaris Ave.
Mountain View, CA  94043
Telecopier No.: (408) 904-4518

Adam Sweeney
5248 Eileen Drive
San Jose, CA 95129

With a copy to:

Carr, McClellan, Ingersoll, Thompson & Horn
Professional Law Corporation
216 Park Road
Burlingame, CA  94010
Attention: Mark A. Cassanego, Esq.
Telecopier No.: (650) 373-3366

If to Buyer to:

2298 Horizon ridge Parkway
Suite 205
Henderson, Nevada 89052
Attention:  Johnny R. Thomas, CEO
Telecopier No.: (866)314-5824

With a copy to:

Davidoff Malito & Hutcher LLP
605 Third Avenue
New York, NY 10158
Telecopier No.: (212) 286-1884

(b)           Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof.  Other notices shall be deemed given on the date of receipt.  Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 8.                      In the event that Buyer fails to make a payment for a Shortfall in the Net Proceeds in accordance with Section 2 hereof within 5 days after such payment is due, Buyer shall be in default under this Guaranty with respect to such payment (“Default Payment”).  Upon such default by Buyer, Sellers shall be entitled to recover the aggregate Shortfall entirely in cash and may declare a default under the APA and SPA and pursue all remedies to which they are entitled to the extent necessary to relieve such default.  This Guaranty shall otherwise remain in full force and effect with respect to the payment of any future deficits or surpluses by buyer or the Sellers, as the case may be, provided that Sellers may set off amount of such future surpluses against the default payment.

Section 9.                      The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Guaranty shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or any condition of this Guaranty on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the day and year first written above.

/s/ John Pink
John Pink

/s/ Adam Sweeney
Adam Sweeney

BLUE EARTH, INC.

By: /s/ Johnny Thomas
Johnny R. Thomas
CEO

CASTROVILLA ENERGY, INC.

By: /s/ Johnny Thomas
Johnny R. Thomas
CEO

SCHEDULE A

Budgeted EBITDA of Castrovilla, Inc.

(A)           First Six Months following the Closing Date; $361,000
(B)           Seventh through Eighteenth Months following the Closing Date; $722,000
(C)           Nineteen through Thirtieth Months following the Closing Date; $722,000